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                                                                      EXHIBIT 21

Subsidiaries of the Company                       Place of Incorporation
---------------------------                       ----------------------

Associated Memorials Inc.                         Vermont
Autumn Rose Quarry, Inc.                          Georgia
C&K Trucking Inc.                                 Georgia
Carolina Quarries, Inc.                           Georgia
Kabushiki Kaisha Rock of Ages Asia*               Japan
Keith Monuments Company LLC                       Delaware
Keystone & Childs Inc.                            Georgia
Pennsylvania Granite Corp.                        Pennsylvania
Rock of Ages Canada, Inc.                         Canada
Rock of Ages International Corp.                  Japan
Rock of Ages International, Ltd.                  Virgin Islands
Rock of Ages Memorials Inc.                       Delaware
Sioux Falls Monument Co.                          South Dakota

*50% owned